                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/X/      Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /      Definitive Proxy Statement
/ /      Definitive Additional Materials
/ /      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12

                                 INTERLEAF, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/      No fee required.
/ /      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         1)     Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------

         2)     Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------

         3)     Per unit price or other underlying value of transaction
                computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------

         4)     Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------

         5)     Total fee paid:
         -----------------------------------------------------------------------
/ /      Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)     Amount Previously Paid:
                ----------------------------------------------------------------

         2)     Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------------

         3)     Filing Party:
                ----------------------------------------------------------------

         4)     Date Filed:
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
                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF
                                INTERLEAF, INC.
                          TO BE HELD DECEMBER 28, 1998

    You are hereby notified that a Special Meeting of Stockholders of Interleaf, Inc. (the "Company") will be held on Monday, December 28, 1998, at 10:00 a.m., local time, at the offices of the Company located at 62 Fourth Avenue, Waltham, Massachusetts, for the following purposes:

    1. To consider and act upon a proposal to amend the Company's Restated Articles of Organization to effect a one for three reverse stock split, and to delete certain provisions of the Restated Articles which are no longer applicable.

    2. To approve the sale and issuance of up to [4,567,500]shares of Common Stock of the Company to be issued in connection with a private placement of shares of the Company's Common Stock.

    3. To consider and act upon any other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on December 1, 1998, as the record date for determining the stockholders entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof.

                                          By Order of the Board of Directors,
                                          Craig Newfield, Clerk

Waltham, Massachusetts
December 4, 1998

                             YOUR VOTE IS IMPORTANT

    TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE CLERK OF THE COMPANY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE SPECIAL MEETING.

                                INTERLEAF, INC.
                                PROXY STATEMENT
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 28, 1998

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Interleaf, Inc., a Massachusetts corporation with its principal executive offices at 62 Fourth Avenue, Waltham, Massachusetts 02451 (the "Company"), for use at the Special Meeting of Stockholders to be held on Monday, December 28, 1998, and at any adjournment thereof (the "Special Meeting").

    The enclosed proxy relating to the Special Meeting is solicited on behalf of the Board of Directors of the Company and the cost of solicitation of proxies will be borne by the Company. Certain of the Company's officers and other employees of the Company may solicit proxies by correspondence, telephone, telegraph and personal interviews, without extra compensation. The Company may also pay to banks, brokers, nominees, and other fiduciaries their reasonable expenses incurred in forwarding proxy materials to their principals. In addition, the Company intends to retain a proxy solicitor at a cost to the Company of approximately $6,000. It is expected that the Notice of Special Meeting, Proxy Statement and Proxy Card will be mailed to stockholders of the Company on or about December 4, 1998.

    Only stockholders of record at the close of business on December 1, 1998 (the "Record Date") will be entitled to receive notice of, and to vote at, the Special Meeting. As of the Record Date, there were outstanding and entitled to vote [22,500,000] shares of Common Stock of the Company, $.01 par value per share ("Common Stock"), and 861,911 shares of the Company's Senior Series B Convertible Preferred Stock, $.10 par value per share ("Series B Stock"). Each share of (i) Common Stock is entitled to one vote per share, and (ii) Series B Stock is entitled to 1.34375 votes per share. Therefore, the total number of votes eligible to be cast on the matters proposed herein for consideration at the Special Meeting is [23,658,193]. The 6% Convertible Preferred Stock, $.10 par value per share ("Series D Stock"), will not have any voting rights on the matters to be submitted to stockholders at the Special Meeting.

    The enclosed proxy, if executed and returned, will be voted in accordance with the stockholder's instructions or, if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Special Meeting. If any other matters shall properly come before the Special Meeting, the enclosed proxy will be voted by the proxies in accordance with their best judgment. The proxy may be revoked by a stockholder at any time prior to its exercise by filing with the Clerk of the Company a written revocation, by executing a subsequently dated proxy, or by attending in person and voting at the Special Meeting.

                                 PROPOSAL NO. 1
                      APPROVAL OF REVERSE STOCK SPLIT AND
                                 OTHER CHANGES

GENERAL

    The Board of Directors of the Company has approved a proposal to amend the Restated Articles of Organization of the Company (the "Articles") to effect a one-for-three reverse stock split (the "Reverse Stock Split") of the presently issued and outstanding shares of the Company's Common Stock, par value $.01 per share, subject to the approval of the stockholders of the Company. At the same time, the Company will also amend the Articles to delete all references to the Series A Junior Participating Preferred Stock ("Series A Stock") and Series C Convertible Preferred Stock ("Series C Stock"), as no shares of such classes are outstanding. The complete text of the amendment to the Articles (the "Amendment to the Articles") is set forth in Appendix A to this Proxy Statement. If these changes are approved by the requisite vote of the Company's stockholders, the Reverse Stock Split will be effective on the date that the Amendment to the Articles is filed with the Secretary of State of the Commonwealth of

Massachusetts (the "Effective Date"), and each certificate representing shares of Common Stock outstanding immediately prior to the Reverse Stock Split (the "Old Common Stock") will be deemed automatically without any action on the part of the stockholders to represent one-third the number of shares of Common Stock after the Reverse Stock Split (the "New Common Stock"); provided, however, that no fractional shares of New Common Stock will be issued as a result of the Reverse Stock Split. In lieu thereof, each stockholder whose shares of Old Common Stock are not evenly divisible by three will receive one full share of New Common Stock for any fractional part of New Common Stock to which that stockholder would otherwise be entitled as a result of the Reverse Stock Split (i.e., each fractional share of New Common Stock will be rounded upward to the nearest whole share of New Common Stock). After the Reverse Stock Split becomes effective, stockholders will be asked to surrender certificates representing shares of Old Common Stock in accordance with the procedures set forth in a letter of transmittal to be sent by the Company. Upon such surrender, a certificate representing shares of New Common Stock will be issued and forwarded to the stockholders; however, each certificate representing shares of Old Common Stock will continue to be valid and represent shares of New Common Stock equal to one-third the number of shares of Old Common Stock (rounded up to the next whole share).

    Neither the number of shares nor the par value of the Company's capital stock authorized by the Articles will change as a result of the Reverse Stock Split. The New Common Stock issued pursuant to the Reverse Stock Split will be fully paid and nonassessable. The voting and other rights that presently characterize the Common Stock will not be altered by the Reverse Stock Split.

REASONS FOR THE REVERSE STOCK SPLIT

    The principal reason for the proposed Reverse Stock Split is for the Company's Common Stock to continue to remain eligible for listing on the Nasdaq National Market. In order to maintain listing on the Nasdaq National Market, the closing bid price of the Company's Common Stock must be at least $1.00 per share. As of November 18, 1998, the closing bid price for the Company's Common Stock had been below $1.00 for a period of 35 days. On November 13, 1998, Nasdaq advised the Company that it is not in compliance with the continuing maintenance requirements for the Nasdaq National Market and that failure to maintain a bid price greater than or equal to $1.00 per share on an ongoing basis will result in the future delisting of the Company's Common Stock, which may adversely affect the trading in and liquidity of the Company's Common Stock. The Board of Directors believes that the reduction of the number of issued and outstanding shares of Common Stock as a result of the proposed Reverse Stock Split will increase the bid price of the Common Stock to a level above Nasdaq's minimum bid price continuing maintenance requirement. However, the Company cannot be sure that even after the Reverse Stock Split it will meet the minimum bid price or any other minimum maintenance standards established by Nasdaq.

    The Board of Directors also believes that the proposed Reverse Stock Split is desirable for other reasons. Before the Reverse Stock Split but after the redemption of the Series C Stock and conversion of the Series D Stock as described below, there are expected to be approximately 22.5 million shares of Common Stock outstanding and another 5.1 million shares issuable upon exercise of outstanding options, warrants and conversion rights, plus another approximately 4.6 million shares issuable upon consummation of the Private Placement described in Proposal No. 2, for a total of 32.2 million shares, which is a large number for a corporation of the Company's size. The Board of Directors believes the Reverse Stock Split should enhance the acceptability of the Common Stock by the financial community and investing public. The Board of Directors also believes that the proposed Reverse Stock Split will result in a broader market for the Company's Common Stock than that which currently exists. A variety of brokerage firm policies and practices tend to discourage those firms from dealing with lower priced stocks. Some of those policies and practices pertain to the payment of broker's commissions and to time-consuming procedures that make the handling of lower priced stocks economically unattractive to brokers. In addition, because the brokerage commission on a lower priced stock generally represents a higher percentage of the sales price than on a relatively higher priced issue, it discourages investor interest. The proposed Reverse Stock Split should result in a price level for the Common Stock that will, to some extent, reduce these negative effects. The expected increase in price level may also encourage interest and trading in the Common Stock and promote greater liquidity for the Company's stockholders, although liquidity could be adversely affected by the reduced number of shares of Common Stock outstanding.

    There can be no assurance that any or all of the aforementioned effects will occur. In particular, it is not unusual for the market price to fail to fully adjust for a stock split or reverse stock split (i.e., the market price for shares of the New Common Stock after the Reverse Stock Split may be less than three times the market price per share of Old Common Stock before the Reverse Stock Split). The Board of Directors cannot predict what effect the Reverse Stock Split will have on the market price of the Common Stock.

EFFECT OF THE REVERSE STOCK SPLIT

    Although the Company expects to file the Amendment to the Articles with the Secretary of State of the Commonwealth of Massachusetts promptly following approval of the Reverse Stock Split proposal, the actual timing of such filing (and whether such filing is made) will be determined by the Board of Directors based upon their evaluation as to when such action will be most advantageous to the Company and its stockholders.

    The Company presently has capital stock of 50,000,000 shares of Common Stock authorized. The Reverse Stock Split would have no effect on the number of authorized shares of Common Stock or the par value of the Common Stock, and each share of New Common Stock will continue to entitle its holder to one vote. After the Reverse Stock Split, each stockholder will own one-third as many shares (but the same percentage of the outstanding shares) as such stockholder owned before the Reverse Stock Split; provided, however, that any fractional share shall be rounded upward to the nearest whole share. The number of shares of Common Stock that may be purchased upon the exercise of outstanding options, warrants, and other securities convertible into, or exercisable or exchangeable for, shares of Common Stock, including outstanding shares of the Company's Series B Stock and the per share exercise price or conversion prices thereof, will be adjusted as of the Effective Date of the Reverse Stock Split so that the aggregate number of shares of Common Stock issuable in respect of convertible securities immediately following the Effective Date will be one-third of the number issuable in respect thereof immediately prior to the Effective Date, and the aggregate exercise or conversion prices thereunder will remain unchanged. The Series D Stock is convertible into Common Stock at a conversion price determined as a discount to fair market value of the Common Stock, and therefore the conversion price of the Series D Stock will not be automatically adjusted by the Reverse Stock Split; provided, however, that if the Reverse Stock Split has the effect of increasing the fair market value of the Common Stock, then it will also have the effect of increasing the conversion price of the Series D Stock and decreasing the aggregate number of shares of Common Stock issuable in respect thereof. Under the terms of the Series D Stock there are certain terms which are fixed, and which will automatically be adjusted by the Reverse Stock Split, such as a cap on the conversion price effective as of January 1, 1999, a "Green Floor Price" at which the Company has the option of satisfying a conversion request in cash, and other terms.

    The following table illustrates the principal effects of the proposed Reverse Stock Split:

                                                              PRIOR TO
                                                              PROPOSED      AFTER PROPOSED
                                                           REVERSE STOCK        REVERSE
                 SHARES OF COMMON STOCK                        SPLIT          STOCK SPLIT
 Authorized                                                   50,000,000         50,000,000
  Outstanding                                               [22,500,000](1)   [7,500,000](2)
  Shares Issuable with Respect to Convertible
  Securities(3)(4)                                             5,070,983          1,690,328
  Shares Issuable under Proposal No. 2                       [4,657,500]        [1,522,500]

------------------------

(1) Shares outstanding as of the Record Date.

(2) Does not include shares of New Common Stock to be issued in lieu of fractional shares.

(3) Does not include shares of Old Common Stock or New Common Stock issuable upon conversion of the Series D Stock. There are currently outstanding 1,500 shares of Series D Stock and warrants to purchase an additional 763 shares of Series D Stock, which are currently convertible in the aggregate into approximately 4.26 million shares of Old Common Stock. If fair market value of the New Common Stock is triple that of Old Common Stock as a result of the Reverse Stock Split, then the Series D Stock and warrants would be convertible into approximately 1.42 million shares of New Common Stock.

(4) Also does not include shares of Common Stock issuable pursuant to the agreements under which the Company purchased all of the capital stock of PDR Automated Systems and Publications, Inc. ("PDR"). Under such agreements, the Company is obligated to issue to the former stockholders of PDR a number of shares of Common Stock equal to a specified dollar amount which (depending on certain financial contingencies) could range from between $700,000 to $4.0 million.

    The Company's outstanding Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of the 1934, as amended (the "Exchange Act") and, as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not effect the registration of the Common Stock under the Exchange Act. After the Effective Date, trading of the shares of the New Common Stock will continue to be reported on the Nasdaq National Market under the Company's symbol "LEAF."

EXCHANGE OF STOCK CERTIFICATES; NO FRACTIONAL SHARES

    The combination and reclassification of shares of Common Stock pursuant to the proposed Reverse Stock Spilt will occur automatically on the Effective Date without any action on the part of the stockholders of the Company and without regard to the date certificates representing shares of Old Common Stock prior to the Reverse Stock Split are physically surrendered for new certificates. Every three shares of issued and outstanding Old Common Stock will be converted and reclassified into one share of New Common Stock, and any fractional interests resulting from such reclassification will be rounded upward to the nearest whole share. For example, a holder of one hundred shares of Old Common Stock will be the holder of thirty-four shares of New Common Stock at the Effective Date.

    As soon as practicable after the Effective Date of the Reverse Stock Split, the Company will send a letter of transmittal to each holder of record of shares of Old Common Stock outstanding on the Effective Date. The letter of transmittal will contain instructions for the surrender of certificate(s) representing shares of Old Common Stock to Boston Equiserve, L.P. ("Boston Equiserve"), the Company's exchange agent (the "Exchange Agent"). Upon proper completion and execution of the letter of transmittal and return thereof to the Exchange Agent, together with the certificate(s) representing shares of Old Common Stock, a stockholder will be entitled to receive a certificate representing the number of shares of New Common Stock into which his or her shares of Old Common Stock have been reclassified and changed as a result of the Reverse Stock Split, which certificate shall include shares resulting from the rounding up of any fractional shares. Stockholders will not be required to pay any transfer fee or other fee in connection with the exchange of certificates.

    Stockholders should not submit any certificates until requested to do so. No new certificate will be issued to a stockholder until he has surrendered his outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the Exchange Agent.

    After the Effective Date, each certificate representing shares of Old Common Stock will, until surrendered and exchanged as described above, be deemed for all purposes to evidence ownership of the number of shares of New Common Stock into which the shares of Old Common Stock evidenced by such certificate have been converted by the Reverse Stock Split.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

    The following discussion of material federal income tax consequences of the Reverse Stock Split is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions, and current administrative rulings and practices, all as in effect on the date hereof and all of which could be repealed, overruled, or modified at any time, possibly with retroactive effect.

    This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances or to certain types of stockholders (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions, and tax-exempt entities) who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.

    No ruling from the Internal Revenue Service (the "IRS") has been requested nor opinion of counsel sought or obtained with respect to the matters discussed herein, and there is no assurance that the IRS or counsel would agree with the conclusions set forth in this discussion. EACH STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

    The Reverse Stock Split will be effected pursuant to Section 368(a)(1)(E) of the Code. Generally, the Reverse Stock Split will be a tax-free recapitalization for the Company and its stockholders. Stockholders will have an aggregate basis in the New Common Stock for reporting gain or loss equal to the aggregate basis they had in the Old Common Stock and the holding period for the New Common Stock will be the same as the stockholder's holding period in the Old Common Stock.

MISCELLANEOUS

    The Board of Directors may abandon the proposed Reverse Stock Split at any time before or after the Special Meeting and prior to the Effective Date of the Reverse Stock Split if for any reason the Board of Directors deems it advisable to abandon the proposal. The Board of Directors may consider abandoning the proposed Reverse Stock Split if it determines, in its sole discretion, that the Reverse Stock Split would, among other things, adversely affect the ability of the Company to raise capital or the liquidity of the Common Stock. In addition, the Board of Directors may make any and all changes to the Amendment to the Articles that it deems necessary to file the Amendment to the Articles with the Secretary of State of the Commonwealth of Massachusetts and give effect to the Reverse Stock Split.

REMOVAL OF TERMS OF PREFERRED STOCK

    In connection with the Amendment of the Articles for the Reverse Stock Split, the Company will also amend the Articles to delete the description of the rights and preferences of the Series A Stock and Series C Stock, and the shares of Preferred Stock formerly designated as belonging to those series will be restored to the status of undesignated Preferred Stock. The Series A Stock was designated in connection with a Shareholder Rights Plan which has expired, and no shares were ever issued. All outstanding shares of Series C Stock were redeemed in November, 1998. The terms of the Senior Series B Preferred Stock and 6% Convertible ("Series D") Preferred Stock will not be affected by the Amendment to the Articles.

VOTE REQUIRED

    The affirmative vote of a majority of the votes entitled to be cast by shares of capital stock outstanding and entitled to vote at the Special Meeting is required to approve the Amendment to the Articles to effect the Reverse Stock Split and removal from designation of the Series A Stock and Series C Stock.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 1.

                                 PROPOSAL NO. 2
                       APPROVAL OF 1998 PRIVATE PLACEMENT

GENERAL

    The Company's stockholders are requested to approve the issuance of up to a maximum of [4,567,500] shares of Common Stock to be issued in connection with the proposed private placement of shares of its Common Stock, par value $.01 per share (the "Private Placement"). On November 18, 1998, the Company entered into a Common Stock Purchase Agreements (the "Purchase Agreements") with [seven] purchasers (the "Purchasers") pursuant to which the Purchasers agreed upon the request of the Company within certain time periods to purchase up to the maximum number of shares specified in the Purchase Agreements at a purchase price of $.80 per share, or an aggregate consideration of approximately $3,654,000. (Except as specifically indicated, all share information under this Proposal No. 2 is without giving effect to the Reverse Stock Split described in Proposal No.
1). The shares are being issued in the Private Placement in reliance on an exemption from registration under Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act").

    Pursuant to the terms of the Purchase Agreements, the Company may, by delivering a notice of sale to the Purchasers at any time, prior to the later of December 31, 1998 or five business days after the resale registration statement described below is declared effective, require the Purchasers to purchase that number of shares of the Company's Common Stock is as specified in the notice of sale.

    Under the terms of the Purchase Agreements, the Company is required to file a registration statement under the Securities Act with respect to the resale of the shares of Common Stock sold in the Private Placement, and to use its best efforts to have such registration statement declared effective as soon thereafter as possible.

STOCKHOLDER APPROVAL

    The issuance of the maximum number of shares of the Company's Common Stock covered by the Private Placement is subject to stockholder approval pursuant to the Marketplace Rules of The Nasdaq Stock Market, Inc. Rule 4460(i)(1)(D) of the Marketplace Rules (the "20% Rule") requires companies that are listed on the Nasdaq National Market to obtain stockholder approval prior to, among other things, issuing common stock in a private financing at a price less than the greater of book or market value of the common stock, where the amount of common stock to be issued exceeds 20% of the common stock or voting power of the company outstanding prior to the issuance. Although the $.80 per share price was above the market price at the time that the purchase price was negotiated with the unaffiliated Private Placement Purchasers, it may be less than the market price at the time of the issuance.

    Therefore, a condition to the sale of more than 4,500,000 shares of the Common Stock to be sold in the Private Placement is that the Company's stockholders approve such issuances to the extent such issuances of Common Stock exceed 20% of the Common Stock or voting power of the Company prior to the issuances.

RELATIONSHIP OF CERTAIN PURCHASERS TO THE COMPANY

    Certain of the Purchasers in the Private Placement are affiliates of the Company. These affiliates were requested by the unaffiliated Purchasers to invest some of their own money to purchase shares of the Company's Common Stock in the Private Placement as an inducement to the other Purchasers to enter into the Purchase Agreements. Messrs. Jaime W. Ellertson, President and Chief Executive Officer of the Company, Peter J. Rice, Chief Financial Officer of the Company, John E. Pavlov, Vice President of Development of the Company, Craig Newfield, Vice President and General Counsel of the Company, Frederick B. Bamber, a director of the Company, and Rory J. Cowan, Chairman of the Board of Directors of the Company, agreed to purchase 175,000, 6,250, 5,000, 6,250,
12,500 and       shares, respectively, at a purchase price of $.80 per share. At the time that the purchase price was negotiated with the unaffiliated Private Placement Purchasers, the purchase price per share was at a premium over the then current market price.

REASONS FOR PRIVATE PLACEMENT

    In August and October, 1998, the Company's Board of Directors reviewed the Company's capital structure in light of its financial condition and low stock price, and determined that it was in the Company's best interest to attempt to repurchase and retire the Series C Stock and to redeem or negotiate a fixed conversion price for the Series D Stock.

    SUMMARY OF THE TRANSACTIONS. The following table summarizes the net effect of the redemption of the Series C Stock, the partial conversion of the Series D Stock and the Private Placement, as further described below:

                               POTENTIAL DILUTION
                       (Shares of Common Stock Issuable)

                                        BEFORE                        TRANSACTION                        AFTER
                                     ------------  -------------------------------------------------  ------------
SERIES D                               13,152,000  Converted 79% into Common Stock                       3,525,811
                                                   21% Remains Outstanding                               2,823,529

SERIES C                                4,041,392  Redeemed 100%                                                 0

PRIVATE PLACEMENT                             n/a  Using $1.58m for Series C redemption                  1,973,336

                                                   Using $2.2m for Series D partial conversion           2,743,500

TOTALS                                 17,193,392                                                       11,066,176

    The net, cash neutral effect of these transactions is to reduce the potential dilution to the outstanding Common Stock by 6,127,216 shares.

    Under the terms of the Series C Stock, the Company would have been obligated to pay dividends semi-annually each October 15 and April 15 at the rate of 5% through 1998 ($251,354 due October 15, 1998) and 10% ($1,005,418 due in 1999 and
in future years). On October 26, 1998, the Company redeemed all 1,010,348 shares of Series C Stock outstanding for cash payments totaling $1,578,669. The purchase price is more than offset by the benefit of elimination of the future dividends. In addition, the Series C Stock was convertible at a fixed 4:1 ratio into 4,041,392 shares of Common Stock. The purchase price of $1.58 million equates to a price of $ .39 per share of Common Stock equivalent, which was approximately 50% below the trading price of the common Stock at the time of the redemption. Therefore, the redemption was significantly anti-dilutive to the common stockholders.

    The Series D Stock is convertible into Common Stock at a 15% discount to the average of the three lowest trading prices during the 22 trading day period prior to the date of conversion. On October 27, 1998, the Company reached an agreement with the holders of 79% of the outstanding shares of Series D Stock, as amended on November 4, 1998, pursuant to which such shares were converted into $2,194,800 in cash and 3,525,811 shares of Common Stock of the Company on November 18, 1998 On that date, such shares were convertible into 10,328,471 shares of Common Stock. If the Company's stock price were to fall further, the dilutive potential of such Series D Stock would have been even greater. The terms of this negotiated conversion were based on a conversion price of $1.10, which was a premium of 30% over the closing price of the Common Stock on the day prior to the conversion. Therefore, the negotiated conversion was significantly anti-dilutive to the common stockholders.

    Obtaining additional funds is critical to the Company's ability to satisfy its obligations pursuant to the above agreements while also maintaining its net tangible assets above the $4 million minimum dollar amount required under Rule 4450(a)(iii) of the Nasdaq Marketplace Rules in order for the Company to maintain compliance with the continuing maintenance requirements of the Nasdaq National Market.

CONSEQUENCES OF NON-APPROVAL

    The Company has paid for redemption of the Series C Stock and the conversion of a portion of the Series D Stock out of working capital, which has been significantly depleted, and as a result, management believes that the Company's tangible net assets at the end of the current fiscal quarter may be below the $4 million level required under the Nasdaq Marketplace Rules. Because the Company anticipates the sale and issuance of more than 20% of its Common Stock in the Private Placement at a price that may be less than the greater of book or market value of the Company's Common Stock, pursuant to the 20% Rule, the Company may not raise any additional funds (if such sales result in the Company exceeding the 20% threshold for issuances of Common Stock) through the sale of equity unless the stockholders approve the issuance, as they are being requested to do in this Proposal No. 2. Because there can be no assurance that the Company would be able to sell its equity at a price at least equal to market value or in a public offering, and because a public offering would require great expense and possible delay, the Company's best option for obtaining the financing it requires to satisfy its obligations while maintaining compliance with the Nasdaq minimum net tangible asset requirement is through stockholder approval of Proposal No. 2.

    In the Purchase Agreements, the Company agreed to use its best efforts to obtain stockholder approval for the issuances of the shares contemplated by that Agreement. Therefore, if Proposal No. 2 is not approved at the Special Meeting, the Purchase Agreements could arguably require the Company to continue to seek stockholder approval which would be costly to the Company. If Proposal No. 2 is not approved at the Special Meeting the Company may consummate the Private Placement while the Company continues to use its best efforts to obtain such approval. However, if the Company cannot obtain such approval by January 29, 1998, then the Company would be obligated to re-purchase the Common Stock issued pursuant to the Purchase Agreements at the purchase price paid, plus a penalty of ten (10%) percent.

USE OF PROCEEDS

    The Company intends to use the proceeds raised in the Private Placement to fund the cost of redemption of the Series C Stock and its conversion of a substantial part of the Series D Stock. Any additional proceeds from the sale of Common Stock would be used for general corporate purposes, including sales and marketing, research and development activities.

EFFECT ON OUTSTANDING COMMON STOCK AND PREFERRED STOCK

    The issuance of the shares of Common Stock in the Private Placement will have no effect on the rights or privileges of existing holders of Common Stock or Preferred Stock except that the economic interests and voting rights of each stockholder will be diluted as a result of such issuances.

VOTE REQUIRED

    The affirmative vote of a majority of the votes entitled to be cast by outstanding shares of capital stock present in person or by proxy and entitled to vote at the Special Meeting is required to approve Proposal No. 2.

BOARD RECOMMENDATION

    Although the additional issuance of the shares in the Private Placement will have a dilutive effect on the Company's current stockholders, the Board of Directors believes that stockholder approval is in the best interest of the Company, since the Company's ability to raise additional financing absent stockholder approval is severely limited, could be very costly to the Company and could result in the Company's failure to maintain its net tangible assets at or above the minimum level required by Nasdaq.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 2.

                  SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

    The following table sets forth certain information, as of December 1, 1998, with respect to the beneficial ownership of the Company's voting shares by (i) each director of the Company, (ii) each of the Company's executive officers as required to be reported under Item 402(a)(3) Regulation S-K under the Securities Act, (ii) all current directors and executive officers of the Company as a group, and (iv) each person known by the Company to beneficially own more than five (5%) percent of the outstanding shares of any voting class. This information is based upon information received from or on behalf of the individuals. Unless otherwise indicated, each stockholder referred to herein has the sole voting and investment power over the shares listed.

                                                             CLASS OF STOCK
                          -------------------------------------------------------------------------------------
                                                              SERIES B STOCK               SERIES D STOCK
                                 COMMON STOCK           --------------------------   --------------------------
                          ---------------------------      NO. OF                       NO. OF                       % OF TOTAL
                          NO. OF SHARES                    SHARES                       SHARES                         VOTING
                          BENEFICIALLY    % OF CLASS    BENEFICIALLY   % OF CLASS    BENEFICIALLY   % OF CLASS      CAPITAL STOCK
                            OWNED(1)      OUTSTANDING      OWNED       OUTSTANDING      OWNED       OUTSTANDING   OUTSTANDING(2)(3)
                          -------------   -----------   ------------   -----------   ------------   -----------   -----------------

DIRECTORS, OFFICERS AND
5% STOCKHOLDERS
------------------------

DIRECTORS AND OFFICERS

Frederick B. Bamber.....       33,100(4)        *              --           --             --            --                *

David A. Boucher........      216,844(5)        1%             --           --             --            --                1%

Rory J. Cowan...........       85,000(6)        *              --           --             --            --                *

Marcia J. Hooper........       25,000(7)        *              --           --             --            --                *

John A. Lopiano.........        3,000           *              --           --             --            --                *

Jaime W. Ellertson......      387,225(8)      1.7%             --           --             --            --              1.6%

Gary Phillips...........       37,500(9)        *              --           --             --            --                *

Christopher McKee.......       37,500(10)       *              --           --             --            --                *

John Pavlov.............       32,500(11)       *              --           --             --            --                *

Peter J. Rice...........        6,000           *              --           --             --            --                *

Craig Newfield..........       31,250(12)       *              --           --             --            --                *

Michael Torto...........            0(13)       *              --           --             --            --                *

All current directors
  and executive officers
  as a group (12
  persons)..............      897,132(14)     3.8%             --           --             --            --              3.7%

5% STOCKHOLDERS

GeoCapital LLC
  767 Fifth Avenue,
  45(th) Floor
  New York, NY
  10153-4590............    2,530,900        11.2%             --           --             --            --             10.7%

Advent International
  Corporation
  101 Federal Street
  Boston, MA 02110......           --          --         861,911(15)      100%            --            --              4.9%

SIL Nominees, Ltd.
  1888 Century Park East
  Suite 1108
  Los Angeles, CA
  90067.................           --          --              --           --          1,500          66.3%              --

Cappello Capital Corp.
  1299 Ocean Avenue,
  Suite 306
  Santa Monica, CA
  90401.................           --          --              --           --            763(16)      33.7%              --

------------------------

*    Indicates less than 1%

(1) Does not include shares of Common Stock beneficially owned by virtue of right to convert shares of Preferred Stock listed in other columns. In addition, none of the beneficial ownership or option numbers in this section of the Proxy Statement include any shares which may be purchasable under the Company's 1987 Employee Stock Purchase Plan, any shares to be purchased pursuant to the Private Placement, or the effects of the Reverse Stock Split.

(2) Each share of Series B Stock has 1.34375 votes per share and is convertible into that number of shares of Common Stock.

(3) Each share of Series D Stock may be converted into a number of shares of Common Stock which depends on the trading prices of the Common Stock during the 22 trading day period prior to the date of conversion. If all Series D Stock warrants had been converted into Common Stock, and then all shares of Series D Stock were converted into Common Stock based upon the applicable conversion price formula as of December 1, 1998, they would have been converted into approximately 4.26 million shares of Common Stock. The Series D Stock has no voting power, except (i) as to whether a consolidation or merger of the Company or a sale of all or substantially all of its assets will constitute a liquidation or winding-up of the Company for purposes of determining if such stock is entitled to its liquidation preference, or (ii) as provided by law. The Series D Stock has no right to vote on any Proposal contained herein.

(4) Includes 25,000 shares of Common Stock issuable pursuant to options which are exercisable within 60 days after December 1, 1998.

(5) Includes 20,000 shares of Common Stock issuable pursuant to options which are exercisable within 60 days after December 1, 1998.

(6) Includes 75,000 shares of Common Stock issuable pursuant to options which are exercisable within 60 days after December 1, 1998.

(7) Includes 25,000 shares of Common Stock issuable pursuant to options which are exercisable within 60 days after December 1, 1998. Does not include 861,911 shares of Series B Stock listed as beneficially owned by Advent International Corporation, in which Ms. Hooper serves as Vice President.

(8) Includes 362,500 shares of Common Stock issuable pursuant to options which are exercisable within 60 days after December 1, 1998.

(9) Consists of 37,500 shares of Common Stock issuable pursuant to options which are exercisable within 60 days after December 1, 1998.

(10) Consists of 37,500 shares of Common Stock issuable pursuant to options which are exercisable within 60 days after December 1, 1998.

(11) Consists of 32,500 shares of Common Stock issuable pursuant to options which are exercisable within 60 days after December 1, 1998.

(12) Consists of 31,250 shares issuable upon exercise of options held by five directors and seven executive officers which are exercisable within 60 days after December 1, 1998. Does not include any Series B Stock beneficially owned by Advent International Corporation, of which Ms. Marcia Hooper (a director of the Company) serves as Vice President.

(13) Mr. Torto has resigned all positions with the Company.

(14) Includes 646,250 shares of Common Stock issuable pursuant to options which are exercisable within 60 days after December 1, 1998.

(15) Represents shares of Series B Stock beneficially held by various limited partnerships of which Advent International Corporation is either the general partner or a general partner of the general partner ("Advent"). These shares are currently convertible into an aggregate of 1,158,193 shares of Common Stock.

(16) Represents shares of Series D Stock issuable upon the exercise of Series D Stock purchase warrants which were issued to Cappello Capital Corp. for acting as the placement agent of the Series D Stock. These warrants are immediately exercisable, and have been assigned to principals of the placement agent and their family members.

                                 OTHER MATTERS

VOTING PROCEDURES

    The votes of stockholders present in person or represented by proxy, and entitled to vote at the Special Meeting (including shares which abstain from or do not vote with respect to one or more of the matters presented at the Special Meeting) will be tabulated by the inspector of elections appointed by the Company. Boston Equiserve was appointed inspector for the Special Meeting and will determine whether or not a quorum is present for a particular matter. The affirmative vote of shares holding a majority of the votes entitled to be cast by all shares outstanding and entitled to vote, whether or not present at the meeting, is required for the approval of Proposal No. 1. The affirmative vote of shares holding a majority of the votes entitled to be cast by shares present in person or by proxy and entitled to vote at the Special Meeting is required for the approval of Proposal No. 2.

    Abstentions will be treated as shares that are present and entitled to vote, but will not count as votes in favor of any matter. Accordingly, an abstention from voting on Proposal Nos. 1 or 2 has the same legal effect as a vote "against" the matter, even though the stockholder abstaining may intend a different interpretation. Shares held of record by brokers who do not return a signed and dated proxy will not be considered present at the meeting, will not be counted towards a quorum and will not be voted on Proposal Nos. 1 and 2. Shares held of record by brokers who return a signed and dated proxy but who do not vote on either of Proposal Nos. 1 and 2 will count towards the quorum, but will count neither for nor against the Proposal not voted. Shares considered as not voted will have no effect on Proposal No. 2, but will have a negative effect upon passage of Proposal No. 1.

STOCKHOLDER PROPOSALS

    Proposals which stockholders intend to present at the Company's 1999 Annual Meeting of Stockholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, must be received by the Company at its principal office in Waltham, Massachusetts, no later than March 26, 1999 for inclusion in the proxy statement for that meeting. If a proponent fails to notify the Company by June 9, 1999 of a non-Rule 14a-8 Stockholder proposal which it intends to submit at the Company's 1999 Annual Meeting of Stockholders, the proxy solicited by the Board of Directors with respect to such meeting may grant discretionary authority to the proxies named therein to vote with respect to such matter.

OTHER PROPOSED ACTION

    The Board of Directors knows of no other business to come before the Special Meeting. However, if any other business should properly be presented to the Special Meeting, the proxies will be voted in accordance with the judgment of the person or persons holding the proxies.

    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                   APPENDIX A
                 PROPOSED ARTICLES OF AMENDMENT TO THE RESTATED
                  ARTICLES OF ORGANIZATION OF INTERLEAF, INC.

    Interleaf, Inc., a Massachusetts corporation (the "Corporation"), does hereby certify:

    FIRST: That pursuant to action taken by unanimous written consent of the directors of the Corporation, a vote was duly adopted setting forth a proposed amendment to the Restated Articles of Organization of the Corporation, and declaring such amendment to be advisable and resolving to obtain stockholder approval of the proposed amendment at the Special Meeting of the Stockholders of the Corporation for consideration thereof. The vote setting forth the proposed amendment is as follows:

    VOTED: Upon the Articles of Amendment to the Restated Articles of Organization becoming effective pursuant to Massachusetts General Laws (the "Effective Time"), each THREE outstanding shares of Common Stock, par value $.01 per share (the "Old Common Stock"), shall thereupon be reclassified and changed into ONE share of Common Stock, par value $.01 per share (the "New Common Stock"). Upon such Effective Time, each holder of Old Common Stock shall thereupon automatically be and become the holder of ONE share of New Common Stock for every THREE shares of Old Common Stock then held by such holder. Upon such Effective Time, each certificate formerly representing a stated number of shares of Old Common Stock shall thereupon be deemed for all corporate purposes to evidence ownership of New Common Stock in the appropriately reduced whole number of shares. As soon as practicable after such Effective Time, stockholders as of the date of the reclassification will be notified by a letter of transmittal of the reverse stock split and, upon their delivery of their certificates of Common Stock in accordance with such letter of transmittal, will be sent new stock certificates representing their shares of New Common Stock. No fractional shares will be issued by the Corporation. In lieu thereof, each stockholder whose shares of Old Common Stock are not evenly divisible by three will receive one additional share of New Common Stock for the fractional share of Old Common Stock such stockholder would otherwise be entitled to as a result of the reverse stock split.

    VOTED: That whereas the right for any stockholder to receive shares of Series A Junior Participating Preferred Stock ("Series A Preferred Stock") has expired and all of the shares of the Series C Convertible Preferred Stock ("Series C Preferred Stock") have been redeemed, it is deemed advisable to amend the Restated Articles of Organization of the Corporation to delete the Certificate of Designation filed for shares of each of the Series A Preferred Stock and Series C Preferred Stock.

    VOTED: That the Board of Directors be and are hereby authorized to restore the shares of Series A and Series C Preferred Stock to the status of authorized but unissued shares of Preferred stock of the Corporation undesignated as to series.

    VOTED: That the proper officers of the Corporation be and they hereby are, authorized and directed to execute and file the Articles of Amendment with the Secretary of State of the Commonwealth of Massachusetts to effectuate the amendments contemplated by the foregoing votes.

    SECOND: That thereafter, pursuant to a vote of the Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 36 of Chapter 156B of the Massachusetts General Laws at which meeting the necessary number of shares required by Section 70 of Chapter 156B of the Massachusetts General Laws voted in favor of the amendment.

    THIRD: That such amendment was duly adopted in accordance with the provisions of Section 70 of Chapter 156B of the Massachusetts General Laws.

    FOURTH: That the Effective Date of this amendment shall be         , 1998.

                                INTERLEAF, INC.

  Proxy for the Special Meeting of Shareholders to be held December 28, 1998

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                OF THE COMPANY

     The undersigned, revoking all prior proxies, hereby appoint(s) Jaime W. Ellertson and Peter J. Rice and Craig Newfield, and each of them, with full power of substitution, as proxies to represent and vote as designated herein, all shares of capital stock of Interleaf, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of the Company to be held at Interleaf, Inc., 62 Fourth Avenue, Wallham, Massachusetts on Monday, December 28, 1998 at 10:00 a.m., local time, and at any adjournment thereof.

     This proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is given, this proxy will be voted for all proposals. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.


---------------                                                 ---------------
 SEE REVERSE       CONTINUED AND TO SIGNED ON REVERSE SIDE        SEE REVERSE
    SIDE                                                             SIDE
---------------                                                 ---------------

1. To consider and act upon a proposal to amend the Company's Restated Articles of Organization to effect a one for three reverse stock split, and to delete certain provisions of the Restated Articles which are no longer applicable.

   /  /  FOR          /  /  AGAINST          /  /  ABSTAIN


2. To approve the sale and issuance of up to          shares of Common
                                             --------
   Stock of the Company to be issued in connection with a private placement of shares of the Company's Common Stock.

   /  /  FOR          /  /  AGAINST          /  /  ABSTAIN


3. To consider and act upon any other business as may properly come before the meeting of any adjournment thereof.


                          MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  /  /


                          In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.


Signature                                            Date
         ----------------------------------------        ----------------------


Signature                                            Date
         ----------------------------------------        ----------------------